FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger is effective as of July 31, 2007.

Whereas, U.S. Energy Corp. (“USE”) and Crested Corp. (“Crested”) entered into an Agreement and Plan of Merger (the “Agreement”) as of January 23, 2007; and

Whereas, USE and Crested desire to amend the Agreement,

Now Therefore, the Agreement is amended as follows:

1.	Section 7.1(c) of the Agreement is amended to provide that the Outside Date shall be December 31, 2007, unless further amended by mutual agreement of USE and Crested.

2.
Section 1.1.2 (“Stock Options, and Equity and Other Compensation Plans and Benefits”) is amended by the addition of the following at the end of such section:  “The Company shall pay the income tax which will be owed by each holder of a non-qualified Company Stock Option upon exercise thereof, provided that each such holder executes and delivers to Parent an agreement (a “lockup agreement”) not to sell (until retirement, death or disability) any of the Parent stock they receive in exchange for Company Stock acquired on such exercise of a non-qualified Company Stock Option (including Company Stock issued to Steven R. Youngbauer, even though he will not recognize income on exercise of his Company Stock Options (which are qualified options).”

Capitalized terms not defined in this First Amendment have the meanings assigned in the Agreement.

This First Amendment has been approved by the boards of directors of USE and Crested.

Except as amended above, the Agreement remains in full force and effect.

U.S. Energy Corp.

   /s/ Keith G. Larsen
Keith G. Larsen, CEO

Crested Corp.

   /s/  Harold F. Herron
Harold F. Herron, President